UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Ameron International Corporation

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On March 9, 2011, Ameron International Corporation (“Ameron”) announced that the current directors set the record straight regarding Barington’s allegations and issued a press release relating to the announcement, a copy of which follows.

N E W S    R E L E A S E

March 9, 2011

AMERON’S DIRECTORS SET THE RECORD STRAIGHT REGARDING

BARINGTON’S ALLEGATIONS

PASADENA, California — Ameron International Corporation (NYSE: AMN) today announced that the current directors of Ameron issued the attached letter to stockholders.

Ameron’s Board believes when you sift through all the claims and information in Barington’s proxy materials that the view is clear:

1.	Ameron has performed well in relative and absolute terms over the long term, even after considering the impact of the global recession which began in 2008.

Ameron’s earnings per share grew at an annual compound rate of 12% from 1994 through 2008; Ameron’s total stockholders’ return from November 30, 1993 through January 31, 2011 totaled 11% per year. Ameron consistently outperformed its peers prior to 2008, and has continued to outperform its peers when measured over a five-year period despite the recession’s particularly harsh impact on Ameron’s West Coast construction markets.

2.	Ameron’s Board and Management continuously review the Company’s strategies and strategic options to capitalize on Ameron’s strengths. Ameron’s businesses have been repositioned to perform well in the future when the Company’s markets recover.

While always a diversified construction-related business, in recent years, the Company continuously refocused its strategies to concentrate on those businesses with the greatest growth potential and which capitalize on Ameron’s strengths in technology, market share, manufacturing capabilities and reputation. Ameron exited those businesses in which the Company could not obtain or retain a leading position. The Coatings business and TAMCO were sold, and significant investments were and are being made in the ongoing core businesses – Fiberglass-Composite Pipe, Water Transmission, and Infrastructure Products.

3.	The independent Board takes an active role in developing and evaluating strategies to counsel the Company, and is responsive to suggestions from stockholders.

The Board responded to stockholders before Barington began its campaign to take control of Ameron. No stockholder rights plan is in place after the Board put a rights plan to a vote of the stockholders in 2008, and the Board approved a future separation of CEO and Chairman after a majority of stockholders voted in favor of such a move in 2010. Later in 2010, reflecting governance trends and institutional commentary, the Board implemented a number of additional governance improvements.

4.	A number of the issues claimed by Barington will be resolved in the near term when a new CEO is hired.

Korn Ferry has been engaged and is in the process of conducting an extensive and thoughtful search for a highly-qualified CEO. Upon the hiring of a new CEO, the roles of Chairman and CEO will be separated. Also for 2011, the peer group for compensation benchmarking was modified to reflect Ameron’s current size. The Board expects that the new CEO’s compensation will be based on the market price to attract a qualified individual.

5.	Mr. Mitarotonda is not the right director for Ameron; he lacks competence and the right experience, and the Board has questions about his integrity.

Ameron is a heavy-manufacturing, project-related company that relies on technology and a global footprint to excel. Mr. Mitarotonda has little relevant experience managing or governing such an enterprise. More importantly, Barington’s lack of success and claims about Mr. Mitarotonda’s past lapses, including breaches of fiduciary duty and unauthorized trading, raise serious concerns. Indeed, Mr. Mitarotonda’s investors have been abandoning Barington’s fund which is down more than 80% since June 2007, to below $100 million. We interviewed and evaluated Mr. Mitarotonda, and we believe that there are better candidates for Ameron’s Board.

6.	If stockholders support the Company’s slate of directors at the upcoming meeting, the Board will select two additional independent directors within the next several months.

The Board is not averse to new directors, but it just does not believe that Mr. Mitarotonda is the right person for the job. If stockholders support the Company’s slate of directors, the Board would add new directors who would be independent of Barington and existing Board members and Management, like Barry Williams was when he was appointed to the Board in 2010.

A more detailed response to some of Barington’s claims can be read by clicking the link below.

The Board is listening to stockholders and assisting with sound strategic direction; therefore, there is no need for a change of existing directors. Ameron’s Board continues to urge that you vote the gold proxy and re-elect existing directors David Davenport and James Marlen.

About Ameron International Corporation

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the Middle East.

All statements in this press release and attached letter and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2009. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Vote the GOLD Proxy Card to Support Your Board’s Nominees

Please vote your GOLD proxy today and support your Company. Even if you have sent a white proxy card to Barington, you have every right to change your vote. You may revoke that proxy, and vote as recommended by your Board by signing, dating and mailing the enclosed GOLD proxy card in the enclosed envelope. Only your latest dated proxy counts. If you have any questions on how to vote your shares, please call our proxy solicitor:

MORROW & CO., LLC

Call Toll Free at (800) 662-5200

or

Call Collect at (203) 658-9400

or email at:

ameron.info@morrowco.com

Ameron International Corporation

Media: Brunswick Group, Steven Lipin/Christina Stenson

Telephone: 212-333-3810

Investors: Gary Wagner, Senior Vice President, Finance and Administration & Chief Financial Officer James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer

Telephone: 626-683-4000

Additional Information and Where to Find It

Ameron has filed with the Securities and Exchange Commission (“SEC”), and has mailed to stockholders, a proxy statement in connection with its 2011 annual meeting of stockholders. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents and other documents filed with the SEC by Ameron through the website maintained by the SEC at http://www.sec.gov and at http://www.ezodproxy.com/ameron/2011, or by writing to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101-3638.

Certain Information Regarding Participants

Ameron and its Directors are, and certain of its officers may be deemed to be, participants in the solicitation of proxies with respect to the 2011 Annual Meeting of stockholders. A description of the direct and indirect interests of the participants, by securities holdings or otherwise, was contained in Ameron’s proxy statement that was filed with the SEC on February 28, 2011.

March 9, 2011

Dear Stockholders:

Annual Meeting March 30, 2011

Vote the GOLD proxy today!

Over the past few weeks, Barington Capital Group and James Mitarotonda have made what we believe to be highly misleading, and indeed in many cases simply false statements about Ameron and James S. Marlen, our Chief Executive Officer. Thus we are writing today to set the record straight, so that stockholders have an accurate picture of Ameron’s performance and our strategy and plan for Ameron.

We think stockholders should focus firmly on two very important factors:

1.	Not only would Mr. Mitarotonda not bring any value to Ameron’s board—given his lack of industry experience or productive ideas on how to build long-term stockholder value—but he would actually detract from the effectiveness of the current Board by being a disruptive influence; and

2.	Ameron has been well-managed for many years and is succeeding, with a strong balance sheet and excellent growth potential, despite difficult market conditions.

THE FACTS ARE SIMPLE; DO NOT BE MISLED BY BARINGTON

PUT AN END TO BARINGTON’S SELF-SERVING, SHORT-TERM GOALS THAT WOULD COME AT THE EXPENSE OF LONG-TERM STOCKHOLDER VALUE

The core facts favoring the re-election of James S. Marlen and David Davenport are simple:

•

Over the years, Ameron has been deliberately positioned as an infrastructure-focused company, with technology and marketing synergies between our various businesses, serving customers around the world. This strategy has succeeded over the long term. As shown below, Ameron’s total return to stockholders significantly exceeded its peer group and relevant market indices over the past five fiscal years—even counting the effects of the “great recession.”

Total Stockholder Return – November 30, 2005 – November 30, 2010 (1)

Note 1:	Source: Bloomberg returns calculated monthly. Assumes dividends reinvested. Peer group includes Ameron International Corp., National Oilwell Varco Inc., Lufkin Industries Inc., Dresser-Rand Group Inc., Vulcan Materials Co., Valmont Industries Inc., Insituform Technologies Inc., Northwest Pipe Co., Martin Marietta Materials Inc., Texas Industries Inc., Trinity Industries Inc., and Gibraltar Industries Inc. Weighting based on market cap as of 11/30/05.

•

Barington’s focus on short-term share performance is an opportunistic and misleading tactic considering: (i) the Company’s superior stock performance immediately preceding the three-year period cited by Barington; (ii) the fact that the global recession affected Ameron’s end markets more than some of its competitors’, partially because of Ameron’s footprint in the western United States; and (iii) that share performance changes dramatically when you compare the returns even one month before or after the time periods presented by Barington. As presented in the information on the last page below, Ameron actually outperforms its peers over those periods by simply shifting the date of the return analysis by 30 days.

•

In our view, Mr. Mitarotonda is not the right person to guide Ameron or represent our stockholders. We believe that he does not have the experience, commitment to excellence or integrity that we believe are necessary to be a director at Ameron.

o	Barington’s letters to stockholders offer many half-truths and misleading analyses, which we believe in the aggregate indicate a lack of commitment to maintaining high levels of integrity and ethics. We believe that Barington’s past performance (in terms of improving operations at the companies it invests in) and conduct raise questions about Mr. Mitarotonda’s suitability to be a director of Ameron.

•

Where Mr. Mitarotonda and other Barington nominees have served on boards of directors, those companies have significantly lagged their peers’ total stockholder returns. (For graphs demonstrating this point, see pages 4 and 5 of our 2011 Letter to Stockholders at http://www.ezodproxy.com/ameron/2011/.)

•

Investors have withdrawn the vast majority of their investments from Barington, and we believe that fact is the clearest demonstration that Barington fails to deliver on its promises to improve total stockholder return at the companies it invests in.

•

Our diligence has raised too many questions about Mr. Mitarotonda’s behavior for us to conclude that he meets our high standards of conduct. We have spoken to past employees of Barington, reviewed Barington’s records with regulators and interviewed Mr. Mitarotonda and his former co-nominee, Max Lukens. Our diligence review raised serious questions for us. Among the issues that give the Board concern, Barington has been censured by regulators, found liable to brokerage customers in several regulatory arbitrations, and found liable in a regulatory proceeding for breaches of fiduciary duty, unauthorized trading, fraud, and violations of laws and regulations. This is why we have taken such a strong position with respect to Mr. Mitarotonda’s candidacy.

o	Barington has not presented an actionable plan to improve operations. Mr. Mitarotonda’s failure to understand Ameron’s business can be encapsulated by just three brief observations:

•	Not one of his ideas is specific and actionable. He simply recommends exploring “all avenues” for growth in our fiberglass pipe business.

•	Not one of his ideas includes the use of new technology or manufacturing processes to improve Ameron’s market share.

•	Not one of his ideas targets revenue growth; he generalizes about costs alone, many of which are driven by our global footprint and our highly-engineered product lines, or are non-controllable.

o	Mr. Mitarotonda focuses on the wrong things. For example, when he should be focusing on the opportunities in the Water Transmission business presented by the decay of America’s infrastructure, he worries about slender margins during the midst of a funding crisis for state and local governments and the greatest recession of the past 70 years. Infrastructure businesses are cyclical and margins in our Water Transmission Group will improve when our end markets improve. It is that simple.

•	Ameron’s corporate governance is strong and improving.

o	Six of our seven directors are independent, and we have responded to suggestions from our own Board members, stockholders and advisors in making positive changes to our governance practices.

o	If stockholders support the Company’s slate of directors at the upcoming meeting, the Board will expand its size and select, within the next several months, two additional independent directors. These new directors would be independent of Barington and existing Board members and Management, like Barry Williams was when he was appointed to the Board in 2010.

The bottom line is that we believe that Mr. Mitarotonda will not deliver value for stockholders.

The specifics of Barington’s arguments are addressed below:

Barington’s View	Reality
Ameron’s past performance was due to luck and assets accumulated in the 1980s and earlier, and the Coating business was sold due to poor management.

Mr. Mitarotonda would have stockholders believe that Ameron’s success over the last 17 plus years should be attributed to happenstance, fortuitous circumstances and joint-venture relationships that somehow managed themselves. These assertions are untrue, particularly considering the challenges of the recent recession.

Ameron’s leading position in each of its businesses is a result of active management and continuous strategic and operational rigor. Mr. Marlen and Management, with the Board’s support and guidance, have over the years repositioned Ameron into a more focused company by shedding non-core assets, by constantly evaluating the competitive landscape in each of its markets and by steering Ameron accordingly.

The Company did not become number one or two in each of its business segments by being static as Barington has stated. It took leadership, innovation, dedicated management and employees, and an active, engaged Board. When Mr. Marlen joined the Company in 1993, a number of its markets were struggling through a cyclical downturn. Management was able to streamline operations and improve profitability to prosper during the down cycle and to rebound when markets recovered.

Mr. Mitarotonda claims that the Company’s performance was based on businesses existing before Mr. Marlen joined the Company and that its performance was heavily dependent on asset sales and joint-venture income. The issue should not be what was there at the start but rather what was done with the Company. Profits from joint ventures are beneficial, and all of the assets sold from 2004, as highlighted by Barington, related to actions taken by the Company to focus its businesses and increase future profitability. Management need not be defensive about repositioning the businesses or maximizing all assets, including partially-owned affiliates.

•   The Company’s businesses in 1993 included Coatings, Fiberglass-Composite Pipe (without Centron oilfield pipe, which was subsequently acquired), Water Transmission (without wind towers), Infrastructure Products and TAMCO. The Company also had various partially-owned affiliate companies, including several in Mexico (coatings) and Saudi Arabia (coatings, fiberglass pipe and concrete pipe). The goals of Management at that time were to improve the short-term profitability of each business and to enhance the long-term competitiveness of each business in their respective markets.

Up until 2004, steps were taken to improve the market position of Coatings. The goal was for Coatings to become a leading provider of protective coatings and industrial finishes for industrial and marine applications using Ameron’s innovative technology. Several acquisitions were completed in an attempt to increase the worldwide scope of the business and increase the market base for Ameron’s technologies. Due to industry consolidations, however, Ameron’s Coatings business was unable to gain market strength relative to much larger and increasingly stronger competitors. By 2004, Management and the Board decided that obtaining a market leadership position was not reasonably achievable and decided to sell Coatings. Various Coating’s assets were sold from 2004 through 2009.

Barington’s View	Reality

The decision to sell TAMCO was based on a similar rationale. The competitive dynamics began to change in TAMCO’s markets in the last several years as larger, more focused steel companies announced plans to construct new facilities or restart mothballed plants. Given the apparent increase in newer, more efficient capacity in its market, TAMCO was faced with a need to upgrade operations. TAMCO’s shareholders, including Ameron, opted in 2009 to explore selling rather than funding the major investments that would be required to remain competitive. TAMCO was sold in 2010.

The asset sales associated with the Coatings divestiture and the sale of TAMCO were related to an ongoing program to focus the Company’s businesses in markets with growth potential where the Company has, or reasonably could have, a competitive advantage. Over the years, Management and the Board moved strategically to position Ameron to remain in markets where Ameron has a leadership position: Fiberglass-Composite Pipe Group, Water Transmission Group (including pipe and wind towers), Pole Products Division, and Ameron Hawaii Division.

•   Affiliated companies are a common part of a global organization such as Ameron. Such affiliates and joint ventures do not manage themselves. In fact, managing affiliates may be more difficult than managing wholly-owned operations due to the need to reach consensus with unaffiliated partners. Like any of the businesses that were existing when Mr. Marlen joined the Company, the affiliates were not subsequently successful by accident. Over the years, TAMCO’s operating capabilities were enhanced to be able to capture market share and benefit from favorable market conditions. Ameron’s Management was actively involved in TAMCO’s development and improvements.

Ameron’s stock would trade at $109 per share if it were better managed.

Barington makes this claim based on a D.A. Davidson analyst report, but Barington conveniently ignores several key facts:

•   The quoted figure is the product of a sum-of-the-parts analysis (i.e., the breakup value of Ameron).

•   The risks of this strategy are significant. The analysis does not factor in the lost synergies, timing, tax, environmental, legal claims and personnel issues that would adversely affect breakup value.

•   The D.A. Davidson report itself provides different price targets for Ameron as an operating entity, more relevant valuations that Mr. Mitarotonda conveniently ignores.

We believe the common threads that run through each of our businesses—highly-sophisticated engineering and manufacturing processes and the ability to work with large scale infrastructure projects—create synergies that would be destroyed by breaking up the Company as Barington implicitly suggests.

Barington’s View	Reality
We have studied this alternative, and it is important to note that there is no guarantee that such a value could be realized even if Ameron were to be sold piecemeal, as the process entails a high degree of risk that we believe Mr. Mitarotonda could not understand: (1) it would undoubtedly take time to implement, during which our competitors would capitalize on our disruption, many of our employees would defect and our businesses would stagnate, and (2) it would require apportionment among the buyers of the businesses of certain of Ameron’s existing legacy liabilities that are unrelated to any of the Company’s current businesses, which apportionment may not be possible.
Barington criticizes Ameron’s Selling, General and Administrative (SG&A) expense levels.

•   The Company’s SG&A expenses as a percentage of sales is lower than that of the S&P 600 Small Cap Average, and Ameron’s income percentage is higher than those of its peers and the S&P 600 Small Cap Average.

•   The Company’s total SG&A is subject to non-controllable costs. For example, pension costs are largely impacted by changes in market interest rates. Neither Mr. Mitarotonda nor our current directors can change such facts.

•   Ameron must maintain a presence in its markets and hire many talented engineers and other specialized individuals, but Ameron has nonetheless reduced the total number of employees in the last three years by almost 20%, while retaining top-quality management worldwide.

Barington criticizes CEO compensation from 2004 to 2009

•   Barington picked a six-year period to include 2004 when Mr. Marlen received a final lump-sum payment from the Supplemental Executive Retirement Plan (SERP) of $14.3 million. The payment was made when the SERP was terminated in 2004. It is deceptive and inconsistent to include SERP payments for Mr. Marlen without adjusting the compensation of the peer executives to reflect similar SERP benefits.

•   Excluding the SERP payment to Mr. Marlen, CEO compensation was below the median of peer CEO’s from 2004 through 2009, in spite of the fact that Ameron outperformed these peers for all years through 2008.

Barington criticizes Ameron’s stock price performance as underperforming its peers over one, two and three-year periods.

•   Mr. Mitarotonda purposely ignores a fundamental truth of investing: short-term stockholder returns are a poor indicator of company performance. For a company such as Ameron, with exposure to long-range infrastructure projects, the folly of a short-term focus is all the more evident.

•   The global recession affected the Company’s end markets more than some of its competitors partially because of the Company’s extensive footprint in the western United States which was especially hard hit by the recession.

•   As demonstrated in the charts below, such short-term analyses can be highly deceptive and do not usually provide good indicators of a company’s performance.

Simply shifting as little as a month in any direction can change the perception of Ameron’s short-term performance. This is why we believe that the five-year data provided on the first page of this letter provides a better representation of Ameron’s performance than the short-term figures relied upon by Barington. We also note, however, that when you look at the majority of the one, two and three year-periods below, Ameron does actually outperform its peers.

Total Annualized Stockholder Return

	One Year		Two Years		Three Years
	Ameron	Peer Group Median	Ameron	Peer Group Median	Ameron	Peer Group Median
Periods Ending 2/15	10.3%	26.30%	19.8%	39.67%	(9.0%)	4.08%
Periods Ending 1/15	23.4%	21.15%	31.8%	24.19%	(0.2%)	1.65%
Periods Ending 12/15	49.8%	14.39%	24.9%	21.76%	(2.8%)	(5.44%)

As demonstrated by the graph below, a three-year view of Ameron’s performance also punishes Ameron for exceeding the performance of its peers before the recession.

Relative Total Stockholder Return (TSR) Performance

We continue to urge all stockholders to vote the GOLD proxy and to re-elect existing directors James Marlen and David Davenport.

Sincerely,

Board of Directors of Ameron International Corporation

Vote the GOLD Proxy Card to Support Your Board’s Nominees

Please vote your GOLD proxy today and support your Company. Even if you have sent a white proxy card to Barington, you have every right to change your vote. You may revoke that proxy, and vote as recommended by your Board by signing, dating and mailing the enclosed GOLD proxy card in the enclosed envelope. Only your latest dated proxy counts. If you have any questions on how to vote your shares, please call our proxy solicitor:

MORROW & CO., LLC

Call Toll Free at (800) 662-5200

or

Call Collect at (203) 658-9400

or email at:

ameron.info@morrowco.com

Ameron International Corporation

Media: Brunswick Group, Steven Lipin/Christina Stenson

Telephone: 212-333-3810

Investors: Gary Wagner, Senior Vice President, Finance and Administration &

Chief Financial Officer

James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer

Telephone: 626-683-4000

Additional Information and Where to Find It

Ameron has filed with the Securities and Exchange Commission (“SEC”), and has mailed to stockholders, a proxy statement in connection with its 2011 annual meeting of stockholders. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents and other documents filed with the SEC by Ameron through the website maintained by the SEC at http://www.sec.gov and at http://www.ezodproxy.com/ameron/2011, or by writing to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101-3638.

Certain Information Regarding Participants

Ameron and its Directors are, and certain of its officers may be deemed to be, participants in the solicitation of proxies with respect to the 2011 Annual Meeting of stockholders. A description of the direct and indirect interests of the participants, by securities holdings or otherwise, was contained in Ameron’s proxy statement that was filed with the SEC on February 28, 2011.